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ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES
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EXHIBIT 10(s)              Letter of Understanding regarding Non-Executive Chairman of the Board position and Consulting Agreement dated April 16, 1998 between the Registrant and Leonard
                           Snyder.
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April 16, 1998

Mr. Leonard Snyder
6260 N. Desert Moon Loop
Tucson, Arizona 85750


Subject: Letter of Understanding Regarding Non-Executive Chairman Position

Dear: Lenny:

We are very pleased that you have agreed to serve as a consultant to, and member of, the Board of Directors of One Price Clothing Stores, Inc. ("Company"). In addition to welcoming you onto the Board, we would like to confirm our mutual understanding with respect to your serving in such positions, and, subsequently, as Non-Executive Chairman of the Board.

I. Duties & Responsibilities - Upon execution of this agreement, your appointment as a member of the Board of Directors ("Board") of the Company, and Consultant to the Board, will become effective. Your name will be included in the Proxy as a nominee to serve as a member of the Board for 1998, with a statement of our intention to appoint you as Non-Executive Chairman. At the meeting of the Board, which will immediately follow the June 10 Annual Meeting, you will be appointed Non-Executive Chairman of the Board, at which time your position as a consultant to the Board will end. In your capacity as Non-Executive Chairman, you will have all the usual and customary duties and responsibilities of such position, including, among other things, (i) development (in conjunction with the CEO) of the agenda for meetings of the Board of Directors and the Annual Meeting of Stockholders; (ii) designation and appointment of members of the Committees of the Board and their Chairmen; and,
(iii) establishment, with the Chairman of each Committee, of the Agenda for meetings of such Committee. As a consultant to the Board, and, subsequently as Non-Executive Chairman, you agree to use your best efforts, in support of the CEO, to ensure that the Company has in place a firm vision, solid management and sound merchandising and operating strategies, all designed to maximize sales, profits and growth opportunities. As appropriate, and again together with the CEO, you will address issues involving such areas as stockholder relations, public audit, financing and financial relationships, and SEC matters. As Non-Executive Chairman, you will be charged in monitoring and, in conjunction with the Board, approving, both the short and long term goals of the Company.

You agree to devote the time necessary to faithfully perform your duties as a member of, and Consultant to, the Board and as Non-Executive Chairman, in accordance with the functions outlined above, and further agree to avoid taking on other commitments which would jeopardize your ability to fully perform such duties or such other duties as may reasonably be assigned to you from time to time in agreement with the Board of Directors. For example, we understand that you currently serve as a member of the Board of Directors of other, non-competing, companies and agree that you are free to continue in such capacity, provided the time requirements do not interfere with your duties as described above. We have discussed and agree that you will not accept an operating position with another company during the term of this agreement, nor serve in the capacity of Chairman of the Board of another company during such period.

II. Duration - So long as you reasonably fulfill your duties as described to the reasonable satisfaction of the Board, and subject to re-election as a Director by the stockholders of the Company, and to the By-Laws of the Company, you shall serve as Non-Executive Chairman of the Board for a period of three years from the date of your appointment, currently scheduled for June 10, 1998. The Company agrees to use its best efforts to assure your election and re-election to the Board. You may, of course, resign your appointment as Non-Executive Chairman, in which case your compensation for such position would end. You have agreed to give the Company at least 120 days advance written notice of such resignation.

III. Compensation & Termination - Commencing upon your execution of this letter, for your services as a Consultant to the Board and member of the Board, you will receive total compensation per annum of $150,000, of which $20,000 represents Director's fees. Such sums shall be payable to you monthly, pro-rata, with the Consultant's fees to be paid promptly upon receipt by the Company of your monthly invoice for services rendered. Thereafter, upon your appointment as Non-Executive Chairman, and as a member of the Board, your duties as a Consultant will cease and, as both a Director and Non-Executive Chairman you shall receive total combined annual compensation of $150,000 per year, payable monthly, at $12,500 per month.

In addition, as an inducement to your accepting to so serve, you will receive a grant of 80,000 stock options of One Price Common Stock, with an exercise price equal to the average of high and low sales price per share of such Common Stock as of the date of your execution of this agreement. The vesting schedule regarding such options shall be: one-third (1/3) vested and exercisable immediately upon registration of the underlying shares with the SEC on Form S-8 and transmittal to you of the required prospectus regarding your individual stock option plan (the "Initial Vesting Date"). Thereafter, the remaining two-thirds will vest in equal amounts (1/3 & 1/3, respectively) on the first and second anniversary of the Initial Vesting Date, all as more fully described in the prospectus to follow.

You will also be entitled to a cash bonus of 25% of your total annual compensation of $150,000 for each year that the Company achieves its "stretch plan" in fiscal years 1998, 1999 and 2000. For example, the Company's "stretch plan" for fiscal 1998 is a pre-tax earnings number of $4,375,000, the equivalent of 25 cents per share. If the Company meets or exceeds this pre-tax earnings figure for fiscal 1998, you would be entitled to a cash bonus of $37,500, payable upon completion by the Company's public accountants, currently Deloitte & Touche, of their audit of the Company's books for such year and issuance of their auditor's letter.

In the event that the Board terminates your appointment as Consultant or, subsequently, as Non-Executive Chairman, without "cause" (as defined below), and despite your having reasonably fulfilled your duties as described, then your monthly payments of $12,500 shall continue for the lesser of (a) one year from the date of such termination without "cause", or (b) the period remaining under your original three year appointment from the date of the next annual meeting of stockholders, scheduled for June 10, 1998 (the "Termination Payout Period"). For purposes of this agreement "Cause" shall mean fraud, theft, dishonesty, criminal activity, breach of the "Representation and Warranty" provision in section VII of this agreement, or failure, following 30 days written notice, to comply with the other provisions of this agreement, including the Confidentiality and Non-Compete provisions. In the event of termination without Cause, and in consideration for such termination payments, you agree to execute a general release at the time of any such termination in favor of the Board and the Company, in form and substance reasonably satisfactory to the Board.

The compensation and benefits described above, are inclusive of all your duties and responsibilities as a Consultant to, and member of, the Board, and any services you may perform on any Committees of the Board, whether as a member or Chairman, as well as for your services as Non-Executive Chairman, following your appointment to such position.

IV. Expenses - The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in the performance of fulfilling your responsibilities as set forth above, upon submission of an expense report with supporting information, wherever possible. You agree to comply with the Company's policies regarding travel.

V. Confidentiality - As a publicly traded company, One Price Clothing is subject to the rules and regulations of the SEC, and as a company listed on the NASDAQ, to the rules of the NASD. You understand that you will be deemed to be an "insider" for purposes of such rules and regulations. We are enclosing a copy of our "Insider Trading Policy" for your review and execution in this regard. In addition, you will be receiving highly confidential, non-public information regarding the Company and agree to keep all such non-public information strictly confidential. Documents provided, obtained or produced by you, as part of your initial due diligence regarding serving as a consultant, Board member or as Non-Executive Chairman, will remain the property of the Company and you agree to return such property upon the request of the Company, along with any copies.


VI. Non-Compete - You have advised us that you are not currently, and will not, during the period of your services with the Company, and for a period of two years thereafter (one year thereafter in the case of termination without Cause), provide services, as an employee, consultant, advisor, or otherwise, to any other discount or off price retailer of women's apparel that is in significant competition with the Company either currently or at the time of the termination of your services for the Company. Similarly, you agree not to serve as a member of, or advisor or consultant to, the Board of Directors of any such company for a comparable period. You have agreed not to interfere, or attempt to interfere with, or disrupt, the relationship between the Company and any of its employees, customers, or suppliers. You agree not to employ, solicit the employment of, or cause to be employed, any of the Company's associates for a period of two years from the termination of your services with the Company, whether or not for Cause.

VII. Representation & Warranty - You warrant and represent that you are not bound by any commitment, including any contract of employment or consultancy, which restricts or would preclude you from accepting to serve as a consultant to, or member of, the Board or as Non-Executive Chairman of the Board, or from fulfilling your obligations, as outlined in this letter. You agree to defend and indemnify the Company against any claims by third parties arising from your acceptance of such position(s) or the performance of your functions outlined above.

VIII. Disputes - In the event of any dispute, we agree to first try to resolve such differences together, failing which we agree that such differences shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment, upon the award of the arbitrator, may be rendered in any court having jurisdiction. Written notice of a demand for arbitration must be mailed by either party to the other and sent to AAA by certified mail within ninety (90) days of the occurrence of the dispute. Failure to mail written notice of a demand for arbitration within such ninety (90) day period and comply with all procedural requirements set forth in the AAA's Commercial Arbitration Rules shall be an absolute bar to the institution of any proceedings and a waiver of the claimed disagreement.

IX. Complete Agreement - You agree that this letter sets out our basic understanding with respect to your serving as Director and Consultant and, subsequently, as Non-Executive Chairman, and that no material change in such understanding will be effective unless agreed to in a written amendment signed by both parties.

X. Successors & Assigns - This agreement is personal to you and you may not assign it. It shall, however, enure to the benefit of, and be binding upon, the Company's successors and assigns.

If the foregoing meets with your approval, please sign the enclosed copy of this letter of understanding and return it in the enclosed, self-addressed and stamped envelope.

Once  again we are  delighted  to  welcome  you to One Price  Clothing  and look forward to working together with you.
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Sincerely Yours,                                                           REVIEWED & AGREED:

/s/ Laurie M. Shahon                                                       /s/ Leonard Snyder

                                                                           DATED: 4/16/98
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